Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
November 19, 2019

Farmers and Merchants Bancshares, Inc.	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H	President
Hampstead, Maryland 21074	(410) 374-1510, Ext. 104

FARMERS AND MERCHANTS BANCSHARES, INC. DECLARES CASH DIVIDEND OF $.26 PER SHARE

HAMPSTEAD, MARYLAND (November 19, 2019) – On November 18, 2019, the Board of Directors of Farmers and Merchants Bancshares, Inc., the parent of Farmers and Merchants Bank, declared a cash dividend of $.26 per share of common stock, which will be paid on December 20, 2019 to shareholders of record on December 6, 2019. This is the first cash dividend declared since the Bank’s 75% stock dividend in October 2019. For comparative purposes prior cash dividends will be adjusted to reflect the stock dividend. The $.26 per share dividend is a $.01 increase over the $.25 per share dividend paid in June 2019. The semi-annual dividend has increased twenty consecutive times, starting with the June 2010 dividend. The combined 2019 dividend of $.51 per share represents a 2.8% yield on the current market value of $18.25 per share and represents an 8.5% increase over the $.47 per share dividend paid in 2018.

Please visit the investor relations section of the Bank’s website, www.fmb1919.bank. It includes press releases, financial information, stock information, peer analysis, and information about Farmers and Merchants Bancshares, Inc. officers and directors.

Farmers and Merchants Bancshares, Inc. is a financial holding company and the parent of Farmers and Merchants Bank. Farmers and Merchants Bank was chartered in Maryland in 1919, and is currently celebrating 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, and Westminster. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through NASDAQ’s Over-The-Counter Bulletin Board under the symbol “FMFG.OB.